                                                                     Exhibit 12





              PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1994 through 1998
                    and Twelve Months Ended January 31, 1999
                      (in thousands except ratio amounts)


                                    January 31,
                                       1999           1998          1997          1996          1995          1994
                                       ----           ----          ----          ----          ----          ----

Earnings:
    Net income from
         continuing operations      $  59,628      $  60,313     $  54,074     $  48,562     $  40,310     $ 35,506
    Income taxes                       38,393         38,807        34,650        30,928        25,442       21,407
    Fixed charges                      37,883         38,415        39,263        37,009        35,651       29,736
                                    ---------      ---------     ---------     ---------     ---------     --------
         Total Adjusted Earnings    $ 135,904      $ 137,535     $ 127,987     $ 116,499     $ 101,403     $ 86,649
                                    =========      =========     =========     =========     =========     ========
Fixed Charges:
    Interest                        $  36,423      $  36,453     $  36,949     $  34,511     $  33,224     $ 27,671
    Amortization of debt
         expense                          304            304           346           345           336          334
    One-third of rental expense         1,156          1,658         1,968         2,153         2,091        1,731
                                    ---------      ---------     ---------     ---------     ---------     --------
         Total Fixed Charges        $  37,883      $  38,415     $  39,263     $  37,009     $  35,651     $ 29,736
                                    =========      =========     =========     =========     =========     ========
Ratio of Earnings to Fixed
    Charges                              3.59           3.58          3.26          3.15          2.84         2.91
                                    =========      =========     =========     =========     =========     ========
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